-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 1 of 17 Pages
-------------------                                           ------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                          WatchGuard Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    941105108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 16

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 2 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners IV L.P. ("OVP IV")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 3 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners IV Entrepreneurs Fund L.P. ("OVP IV EF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 4 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   OVMC IV L.L.C. ("OVMC IV")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 5 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners III L.P. ("OVP III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 6 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners III Entrepreneurs Fund L.P. ("OVP III EF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 7 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   OVMC III ("OVMC III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 8 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   George H. Clute ("Clute")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    29,893 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       29,893 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   29,893
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.12%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 941105108                    13G                    Page 9 of 17 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Gerard H. Langeler ("Langeler")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    21,283 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       21,283 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   21,283
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.08%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 10 of 17 Pages
-------------------                                          -------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   William D. Miller ("Miller")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    6,312 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       6,312 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   6,312
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.02%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 11 of 17 Pages
-------------------                                          -------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Charles P. Waite, Jr. ("Waite")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    50,263 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       50,263 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   50,263
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.19%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 12 of 17 Pages
-------------------                                          -------------------

ITEM 1(A).     NAME OF ISSUER

               WatchGuard Technologies, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               316 Occidental Ave. S., Suite 300
               Seattle, WA  98104

ITEM 2(A).     NAME OF PERSONS FILING

               This Statement is filed by Olympic Venture Partners IV, L.P., a Delaware limited partnership ("OVP IV"), Olympic Venture Partners IV Entrepreneurs Fund, L.P., a Delaware limited partnership ("OVP IV EF"), Olympic Venture Partners III, L.P., a Delaware limited partnership ("OVP III"), Olympic Venture Partners III Entrepreneurs Fund, L.P. a Delaware limited partnership ("OVP III
               EF), OVMC IV, L.L.C., a Delaware limited liability company ("OVMC IV"), OVMC III, L.P., a Delaware limited partnership ("OVMC III"), George H. Clute ("Clute"), Gerard H. Langeler ("Langeler"), William D. Miller ("Miller") and Charles P. Waite, Jr. ("Waite"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               OVMC IV is the general partner of OVP IV and OVP IV EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP IV and OVP IV EF. OVMC III is the general partner of OVP III and OVP III EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP III and OVP III EF. Clute, Langeler, Miller and Waite are managing members of OVMC IV and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP IV and OVP IV EF. Clute, Langeler and Waite are general partners of OVMC III and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP III and OVP III EF.

ITEM 2(B).     ADDRESS OF PRINCIPAL OFFICE

               The address for each of the Reporting Persons is:

               OVP Venture Partners
               2420 Carillon Point
               Kirkland, Washington 98033

ITEM 2(C)      CITIZENSHIP

               OVP IV, OVP IV EF, OVP III and OVP III EF are Delaware limited partnerships. OVMC IV is a Delaware limited liability company and OVMC III is a Delaware limited partnership. Clute, Langeler, Miller and Waite are United States citizens.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2(E).     CUSIP NUMBER

               CUSIP # 941105108

ITEM 3.        Not Applicable

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 13 of 17 Pages
-------------------                                          -------------------

ITEM 4.        OWNERSHIP

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               This amended statement is being filed to report the fact that each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of WatchGuard Technologies, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of OVP IV, OVP IV EF, OVP III and OVP III EF, and the limited liability company agreement of OVMC IV and the limited partnership agreement of OVMC III, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 14 of 17 Pages
-------------------                                          -------------------

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001

                                        OLYMPIC VENTURE PARTNERS IV L.P., a
                                        Delaware Limited Partnership
                                        By:  OVMC IV L.L.C., a Delaware Limited
                                             Liability Company
                                        Its: General Partner


                                        OLYMPIC VENTURE PARTNERS IV
                                        ENTREPRENEURS FUND L.P., a Delaware
                                        Limited Partnership
                                        By:  OVMC IV L.L.C., a Delaware Limited
                                             Liability Company
                                        Its: General Partner


                                        OVMC IV L.L.C., a Delaware Limited
                                        Liability Company

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute

                                        Its: Managing Member

                                        OLYMPIC VENTURE PARTNERS III L.P., a
                                        Delaware Limited Partnership
                                        By:  OVMC III L.P., a Delaware Limited
                                             Partnership
                                        Its: General Partner

                                        OLYMPIC VENTURE PARTNERS IV
                                        ENTREPRENEURS FUND L.P., a Delaware
                                        Limited Partnership
                                        By:  OVMC III L.P., a Delaware Limited
                                             Partnership
                                        Its: General Partner

                                        OVMC III L.P., a Delaware Limited
                                        Partnership

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute

                                        Its: General Partner

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 15 of 17 Pages
-------------------                                          -------------------

                                        GEORGE H. CLUTE

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute


                                        GERARD H. LANGELER

                                        By: /s/ Gerard H. Langeler
                                            ------------------------------------
                                            Gerard H. Langeler


                                        WILLIAM D. MILLER

                                        By: /s/ William D. Miller
                                            ------------------------------------
                                            William D. Miller


                                        Charles P. Waite, Jr.

                                        By: /s/ Charles P. Waite, Jr.
                                            ------------------------------------
                                            Charles P. Waite, Jr.

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 16 of 17 Pages
-------------------                                          -------------------

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    17

-------------------                                          -------------------
CUSIP NO. 941105108                    13G                   Page 17 of 17 Pages
-------------------                                          -------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

     The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of WatchGuard Technologies, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

Date: February 13, 2001